Exhibit 99.1

KINGSWAY EXPANDS INTO ACCOUNTING & HR OUTSOURCING

Itasca, Illinois (October 4, 2021) – (NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway”) today announced the acquisition of the privately-held company Ravix Financial Inc. (“Ravix”), the first such acquisition completed under Kingsway’s unique CEO Accelerator Program. Ravix, based in San Jose, California (www.ravixgroup.com) provides outsourced financial services and HR consulting for short or long duration engagements.

“I am excited to welcome the Ravix team to the Kingsway family of companies,” said Kingsway President and CEO, J.T. Fitzgerald. “Dan Saccani and team have built a leading company that has a solid reputation and loyal customer base. This is Kingsway’s first acquisition under its CEO Accelerator Program and I look forward to Timi Okah, our first CEO-in-Residence, transitioning into the role of Ravix CEO over the next twelve months.”

“While Ravix won’t be part of our successful Extended Warranty group of companies, we believe it exhibits many of the same characteristics that makes it an attractive long-term part of our portfolio,” J.T. continued, “which includes low working capital demands, recurring revenue, an impeccable reputation in its industry and a loyal customer base.”

“We are excited to join the team at Kingsway,” said Dan Saccani, Founder and Executive Director of Ravix. “This acquisition presents an excellent opportunity for Ravix to partner with an organization that shares our ideals of sustainable growth and reinvestment in people as we look to expand our presence both within Silicon Valley and beyond.”

“Over the past twenty years, Ravix has developed a reputation as one of the premiere providers of outsourced financial and human resource services for venture-backed companies in the Silicon Valley” said Timi Okah, President & CEO of Ravix. “I look forward to working with Dan, and the talented team of finance and HR professionals at Ravix, to continue to deliver the highest level of service to our clients.”

For the twelve month period ending June 30, 2021, Ravix had $12.5 million of unaudited revenue, $1.9 million U.S. GAAP income before income taxes and $2.8 million of unaudited non-GAAP adjusted EBITDA. A reconciliation of U.S. GAAP income before income taxes to non-GAAP adjusted EBITDA is presented on the attached schedule. Even after taking into consideration the anticipated effects of purchase accounting, Kingsway expects the acquisition to be immediately accretive.

The purchase price was $11 million (subject to customary adjustments) at close, with an additional $4.5 million that could be paid over the next three years depending upon achievement of certain financial metrics. The closing purchase price was financed with a combination of debt financing provided by Avidbank, and cash on hand. Ravix Acquisition LLC, a wholly-owned subsidiary of Kingsway, together with Ravix, borrowed a total of $6 million, in the form of a term loan, and established a $1 million revolver (together, the “Loan”) that was undrawn at close. The Loan has a variable interest rate, with the initial annual interest rate equal to 3.75%. The Loan requires monthly principal and interest payments and the term loan matures on October 1, 2027.

For more information regarding the Raxix transaction, please join our Investor Day presentation on October 6, 2021, to be held at the New York Stock Exchange and broadcast for virtual participation (https://kingsway-financial.com/investor-day/).

Ice Miller LLP served as legal counsel to Kingsway and M&H LLP served as legal counsel to the sellers in connection with the transaction.

About Kingsway

Kingsway is a holding company that owns or controls subsidiaries primarily in the extended warranty, asset management and real estate industries. The common shares of Kingsway are listed on the New York Stock Exchange under the trading symbol “KFS.”

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements; however, the absence of any such words does not mean that a statement is a not a forward-looking statement. Such forward-looking statements relate to future events or future performance but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in Kingsway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “2020 Annual Report”). Except as expressly required by applicable securities law, Kingsway disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information

Additional information about Kingsway, including a copy of the 2020 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov, on the Canadian Securities Administrators’ website at www.sedar.com, or through Kingsway’s website at www.kingsway-financial.com.

Kingsway Financial Services Inc.

Reconciliation of Ravix U.S. GAAP income before income taxes to Non-GAAP Adjusted EBITDA

For the Twelve Months Ended June 30, 2021

(in thousands)

(UNAUDITED)

Ravix GAAP Income before Income Taxes	$1,877

Non-GAAP Adjustments:
Depreciation	-
Amortization	-
Interest	-
Non core revenue (1)	(142)
Wages and benefits (2)	1,021
Total Non-GAAP Adjustments	879

Non-GAAP Adjusted EBITDA (3)	$2,756

(1)	Revenue associated with services not expected to be delivered in the future.
(2)	Includes wages and benefits related to former executives.
(3)	Includes PPP Loan forgiveness of $0.5 million in the quarter ended December 31, 2021.

3